EXHIBIT 99.1

Northern Oil and Gas, Inc. Announces Increased Borrowing Base under its Revolving Credit Facility

WAYZATA, MINNESOTA — October 1, 2013 — Northern Oil and Gas, Inc. (NYSE MKT: NOG) (“Northern Oil”) today announced that it entered into an amendment to the revolving credit facility agreement with its bank syndicate.  The lenders completed their regular semi-annual redetermination of the borrowing base, resulting in an increase from $400 million to $450 million.  As part of the amendment, the termination date of the credit agreement was extended to September 30, 2018 and the interest rates under the credit agreement were reduced by one quarter of one percent, or 25 basis points.  The next redetermination of the borrowing base is scheduled for April 1, 2014.

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

INVESTOR RELATIONS CONTACT:

Brandon Elliott
EVP, Corporate Development and Strategy
952-476-9800
Belliott@northernoil.com

Erik Nerhus
VP, Business Development
952-476-9800
Enerhus@northernoil.com